Exhibit 99.1

JELD-WEN Announces Second Quarter 2019 Results and Updates 2019 Outlook
August 7, 2019

Charlotte, N.C. - JELD-WEN Holding, Inc. (NYSE:JELD) today announced results for the three and six months ended June 29, 2019, including second quarter net revenues of $1.119 billion, net income of $22.4 million, adjusted EBITDA of $127.6 million, earnings per share ("EPS") of $0.22 and adjusted EPS of $0.45.
Highlights:

•	Net revenues for the second quarter decreased 4.6% year-over-year to $1.119 billion

•	Adjusted EBITDA for the second quarter decreased by $6.5 million year-over-year to $127.6 million; adjusted EBITDA margin was unchanged at 11.4%

•	Core adjusted EBITDA margins expanded in North America and Australasia year-over-year despite lower volumes in both segments

•	Cash flow from operations for the six months ended June 29, 2019 improved $50.9 million year-over-year to $42.6 million

•
Full year 2019 outlook for net revenue growth reduced due to second quarter performance and revised expectations for market demand during the second half; expectations for adjusted EBITDA margins remain unchanged while adjusted EBITDA range lowered to $450 million to $480 million from a range of $475 million to $505 million

•	Previously reported financial statements revised to correct errors primarily in the Europe reporting segment; amounts are not material to the periods impacted

“I am pleased with the progress we’ve made on cost productivity initiatives, footprint rationalization and modernization projects and the disciplined deployment of our business operating system, the JELD-WEN Excellence Model or JEM. Against a backdrop of soft demand, we expanded adjusted EBITDA margins in North America and Australasia in the second quarter, demonstrating the power of what can be achieved through the execution of JEM,” said Gary S. Michel, president and chief executive officer. “I am disappointed with our revenue results in the quarter, driven by the sharp deterioration we saw in the Australasia market late in the quarter and the demand softness in North America new construction. I am confident, however, that we will demonstrate further improvement in execution through the continued deployment of JEM as we progress toward our long-term strategic and financial goals.”

Second Quarter 2019 Results

•	Favorable price/cost realization and cost productivity offset volume headwinds

•	Core adjusted EBITDA margins increased 120 basis points in North America and 110 basis points in Australasia; unchanged overall

•	Completed divestiture of Creative Media Development, Inc. ("CMD"), which previously contributed approximately $25 million in annualized revenue
Net revenues for the three months ended June 29, 2019 decreased $53.5 million, or 4.6%, to $1.119 billion, compared to $1.172 billion for the same period last year. The decrease in net revenues was driven by a 3% decline in core revenues and a 3% adverse impact from foreign exchange, partially offset by a 1% positive impact from acquisitions. Core revenues, which exclude the impact of foreign exchange and acquisitions completed in the last twelve months, declined by 3% during the quarter, driven by a 5% impact from unfavorable volume/mix, partially offset by a 2% net pricing benefit.
Net income was $22.4 million, compared to net income of $34.7 million in the same quarter last year, a decrease of $12.4 million. The decrease in net income was primarily due to lower gross margin on reduced volumes and the impact of acquisition costs. Adjusted net income for the second quarter was $45.0 million, compared to $49.1 million in the same quarter last year, a decrease of $4.1 million. The effective book income tax rate in the quarter was 35.3%, within the estimated full year range of 33% to 36%. Excluding the impact of the GILTI provision of recent U.S. tax reform legislation, the second quarter effective book tax rate would have been approximately 25%.

EPS for the second quarter was $0.22 compared to $0.32 for the same quarter last year, a decrease of $0.10. Adjusted EPS was $0.45, compared to $0.47 a year ago.
Adjusted EBITDA decreased $6.5 million, or 4.9%, to $127.6 million, compared to $134.1 million in the same quarter last year. Adjusted EBITDA margins of 11.4% were unchanged compared to the prior year. Similarly, second quarter 2019 core adjusted EBITDA margins were unchanged compared to the prior year, as improvement in North America and Australasia was offset by core margin reduction in Europe.

On a segment basis for the second quarter of 2019, compared to the same period last year:

•
North America - Net revenues decreased $4.8 million or 0.7% to $668.4 million, due to a 3.0% decline in core revenues. Core revenues declined due to a volume/mix headwind of 6%, partially offset by a 3% benefit from pricing. Adjusted EBITDA increased $7.8 million or 9.7% to $87.5 million. Adjusted EBITDA margins increased by 130 basis points to 13.1% due to a 120 basis point improvement in core margins.

•
Europe - Net revenues decreased $18.3 million or 5.7% to $300.4 million, due to a 6% adverse impact from foreign exchange, partially offset by a modest increase in core revenue growth. Adjusted EBITDA decreased $8.1 million or 21.8% to $29.0 million. Adjusted EBITDA margins declined 190 basis points to 9.7%, primarily due to a 130 basis point decrease in core margins and the adverse impact of foreign exchange.

•
Australasia - Net revenues decreased $30.4 million or 16.8% to $150.2 million, due to an 11.0% decrease in core growth and a 6% unfavorable impact from foreign exchange. Adjusted EBITDA decreased $2.9 million or 11.9% to $21.3 million. Adjusted EBITDA margin increased by 80 basis points to 14.2%, due primarily to a 110 basis point improvement in core margins.

The divestiture of the shares of CMD, a full-service marketing and creative agency, was completed on May 24, 2019. CMD generated approximately $25 million in annualized net revenue.
Cash Flow and Balance Sheet

•	Free cash flow use of $20.6 million through the first six months of 2019 improved by $44.7 million year-over-year

•	Repurchased 252,621 shares of common stock in the second quarter for $5.0 million
Cash flows from operations totaled $42.6 million during the first six months of 2019, compared to cash used of $8.3 million during the same period a year ago. The increase in cash flows generated from operations was due to a $64.8 million improvement in working capital. Free cash flow generated during the first six months of 2019 improved $44.7 million year over year to a use of $20.6 million, from a use of $65.3 million a year ago.
The company repurchased 252,621 shares of its common stock for a total of $5.0 million during the second quarter. At the end of the quarter, $105.0 million was available for additional repurchases through December 2019 under the current authorization.
Cash and cash equivalents as of June 29, 2019 were $119.6 million, compared to $117.0 million as of December 31, 2018. Total debt as of June 29, 2019 was $1.571 billion, compared to $1.478 billion as of December 31, 2018.

Outlook for 2019

•	Outlook for 2019 updated to reflect revised expectations for market demand in Australasia and North America, and CMD divestiture

•	Net revenue growth range lowered to approximately flat, from 1% to 5% previously and adjusted EBITDA range lowered to $450 million to $480 million

•	Outlook for adjusted EBITDA margins remains unchanged as productivity and favorable price/cost offset volume weakness
The company’s updated outlook for revenue growth in 2019 is now approximately flat versus 2018, compared to its previous outlook of 1% to 5% growth. Adjusted EBITDA in 2019 is now expected to be within a range of $450 million to $480 million, compared to the prior outlook of $475 million to $505 million, and adjusted EBITDA for 2018 of $459.2 million.
Full year 2019 capital expenditures remain in the range of $140 million to $160 million, compared to 2018 capital expenditures of $118.7 million.
"Our engaged associates are driving improved execution that can be seen across the organization and expect to deliver productivity in every market environment. I am confident that our investments in innovation and initiatives to grow our market share, coupled with the ongoing improvement in our productivity, will lead to substantial increases in revenue, profitability, and free cash flow," said Mr. Michel.

Conference Call Information
JELD-WEN management will host a conference call today, August 7, 2019, at 8 a.m. EDT, to discuss the company’s financial results. Interested investors and other parties can access the call either via webcast by visiting the Investor Relations section of the company's website at http://investors.jeld-wen.com, or by dialing (877) 396-4218 (domestic) or (647) 689-5631 (international). A slide presentation highlighting the company’s results will also be available on the Investor Relations section of the company’s website.
For those unable to listen to the live event, a webcast replay will be available approximately two hours following completion of the call.
To learn more about JELD-WEN, please visit the company’s website at http://investors.jeld-wen.com.
About JELD-WEN
JELD-WEN, founded in 1960, is one of the world’s largest door and window manufacturers, operating manufacturing facilities in 20 countries located primarily in North America, Europe and Australia. Headquartered in Charlotte, N.C., JELD-WEN designs, produces and distributes an extensive range of interior and exterior doors, wood, vinyl and aluminum windows and related products for use in the new construction and repair and remodeling of residential homes and non-residential buildings. JELD-WEN is a recognized leader in manufacturing energy-efficient products and has been an ENERGY STAR® Partner since 1998. Our products are marketed globally under the JELD-WEN® brand, along with several market-leading regional brands such as Swedoor® and DANA® in Europe and Corinthian®, Stegbar®, and Trend® in Australia.
Investor Relations Contact:
JELD-WEN Holding, Inc.
Chris Teachout
Investor Relations Manager
704-378-7007
investors@jeldwen.com

Adjustments to Previously Reported Financial Information
During the quarter ended June 29, 2019, we identified errors relating to accounting for fulfillment costs associated with our installation contracts at one of our European business units. This resulted in errors in accounts receivable, net, other current assets, and accrued expenses and other current liabilities. The effect of these errors was to overstate accounts receivable, net, other current assets and understate accrued expenses and other current liabilities, cost of sales and SG&A expense for the years ended December 31, 2016, 2017 and 2018, including the related quarterly periods contained therein, and the three-months ended March 30, 2019.
The tables below summarize the correction of these errors and other accumulated misstatements for the period indicated. Please refer to our Form 10-Q for the quarterly period ended June 29, 2019 for additional details, including revisions to quarterly and segment data.

	Twelve months ended
	December 31, 2016
(amounts in millions)	As Reported	Correction	As Revised
Net Revenues	$3,666.9	$—	$3,666.9
Net income	$377.2	$(1.1)	$376.1
Adjusted EBITDA	$393.7	$(1.5)	$392.2

	Twelve months ended
	December 31, 2017
(amounts in millions)	As Reported	Correction	As Revised
Net Revenues	N/A	N/A	N/A
Net income	$10.8	$(2.7)	$8.1
Adjusted EBITDA	$437.6	$(2.5)	$435.2

	Twelve months ended
	December 31, 2018
(amounts in millions)	As Reported	Correction	As Revised
Net Revenues	$4,346.7	$0.1	$4,346.8
Net income	$144.3	$(2.5)	$141.8
Adjusted EBITDA	$465.3	$(6.1)	$459.2

	Three months ended
	March 30, 2019
(amounts in millions)	As Reported	Correction	As Revised
Net Revenues	$1,010.9	$(0.6)	$1,010.3
Net income	$16.6	$(0.8)	$15.8
Adjusted EBITDA	$90.6	$(1.3)	$89.3

Forward-Looking Statements
This press release contains certain “forward-looking statements” regarding business strategies, market potential, future financial performance, the potential of our categories and brands, litigation outcomes, our outlook for 2019, and our expectations, beliefs, plans, objectives, prospects, assumptions, or other future events. Forward-looking statements are generally identified by our use of forward-looking terminology such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “potential”, “predict”, “seek”, or “should”, or the negative thereof or other variations thereon or comparable terminology. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans, expectations, assumptions, estimates, and projections of our management. Although we believe that these statements are based on reasonable expectations, assumptions, estimates and projections, they are only predictions and involve known and unknown risks, many of which are beyond our control that could cause actual outcomes and results to be materially different from those indicated in such statements.

Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including the factors discussed in our Annual Reports on Form 10-K, and our Quarterly Reports on Form 10-Q, both filed with the Securities and Exchange Commission.

The assumptions underlying the guidance provided for 2019 include the achievement of anticipated improvements in end markets, competitive position, product portfolio, and internal operations; stable macroeconomic factors; continued inflation in materials and freight costs; no further changes in foreign currency exchange and tax rates; successful integration of recent acquisitions; and our future business plans. The forward-looking statements included in this release are made as of the date hereof, and except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this release.

Non-GAAP Financial Information
This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the tables at the end of this press release. The company provides certain guidance solely on a non-GAAP basis because the company cannot predict certain elements that are included in certain reported GAAP results, including the variables and individual adjustments necessary for a reconciliation to GAAP. While management is not able to specifically quantify the reconciliation items for forward-looking non-GAAP measures without unreasonable effort, management bases the estimated ranges of non-GAAP measures for future periods on its reasonable estimates of such factors as assumed effective tax rate, assumed interest expense, and other assumptions about capital requirements for future periods. The variability of these items may have a significant impact on our future GAAP results.

We use Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, and Adjusted EPS because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes Adjusted EBITDA and Adjusted EBITDA margin are helpful in highlighting trends because they exclude the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. We use Adjusted EBITDA and Adjusted EBITDA margin to measure our financial performance and also to report our results to our board of directors. Further, our executive incentive compensation is based in part on Adjusted EBITDA. In addition, we use Adjusted EBITDA as calculated herein for purposes of calculating compliance with our debt covenants in certain of our debt facilities. Adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as net income (loss), adjusted for the following items: loss from discontinued operations, net of tax; equity earnings of non-consolidated entities; income tax (benefit) expense; depreciation and amortization; interest expense, net; impairment and restructuring charges; gain on previously held shares of equity investment; (gain) loss on sale of property and equipment; share-based compensation expense; non-cash foreign exchange transaction/translation (income) loss; other non-cash items; other items; and costs related to debt restructuring and debt refinancing. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net revenues.

We present free cash flow because we believe it assists investors and analysts in determining the quality of our earnings. We also use free cash flow to measure our financial performance and to report to our board of directors. In addition, our executive incentive compensation is based in part on free cash flow. We define free cash flow as cash flow from operations less capital expenditures (including purchases of intangible assets). Free cash flow should not be considered as an alternative to cash flows from operations as a liquidity measure.

Adjusted net income represents net income adjusted for the after-tax impact of i) non-cash foreign currency (gains) losses, ii) impairment and restructuring charges, iii) one-time non-cash gains, iv) other non-recurring expenses associated with certain matters such as our initial public offering, secondary offering, mergers, and litigation. Adjusted EPS represents net income per diluted share adjusted to exclude the estimated per share impact of the same specifically identified items used to calculate adjusted net income as described above. Where applicable, such items are tax-effected at our estimated annual effective tax rate.

Other companies may compute these measures differently. No non-GAAP metric should be considered as an alternative to any other measure derived in accordance with GAAP.

Due to rounding, numbers presented throughout this document may not sum precisely to the totals provided and percentages may not precisely reflect the absolute figures.

JELD-WEN Holding, Inc.
Consolidated Statements of Operations (Unaudited)
(In millions)

	Three Months Ended
	June 29, 2019	June 30, 2018	% Variance
Net revenues	$1,119.0	$1,172.5	(4.6)%
Cost of sales	878.8	924.4	(4.9)%
Gross margin	240.2	248.1	(3.2)%
Selling, general and administrative	176.6	175.3	0.7%
Impairment and restructuring charges	5.7	2.5	128.2%
Operating income	57.9	70.3	(17.6)%
Interest expense, net	18.5	17.8	3.7%
Other (income) expense	4.9	(5.0)	(198.2)%
Income before taxes, equity earnings and discontinued operations	34.5	57.4	(39.8)%
Income tax (benefit) expense	12.2	22.7	(46.3)%
Income from continuing operations, net of tax	22.4	34.7	(35.6)%
Equity earnings of non-consolidated entities	—	—	—
Net income	$22.4	$34.7	(35.6)%
Other financial data:
Adjusted EBITDA(1)	$127.6	$134.1	(4.9)%
Adjusted EBITDA Margin(1)	11.4%	11.4%

(1)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA and Adjusted EBITDA Margin, see above under the heading “Non-GAAP Financial Information”.

	Six Months Ended
	June 29, 2019	June 30, 2018	% Variance
Net revenues	$2,129.2	$2,118.6	0.5%
Cost of sales	1,680.9	1,665.9	0.9%
Gross margin	448.3	452.7	(1.0)%
Selling, general and administrative	340.7	340.2	0.1%
Impairment and restructuring charges	9.5	5.5	72.3%
Operating income	98.2	107.0	(8.2)%
Interest expense, net	36.1	33.5	7.9%
Other (income) expense	1.4	(19.4)	(107.3)%
Income before taxes, equity earnings and discontinued operations	60.7	92.9	(34.7)%
Income tax (benefit) expense	22.5	18.5	21.5%
Income from continuing operations, net of tax	38.1	74.4	(48.8)%
Equity earnings of non-consolidated entities	—	0.7	(100.0)%
Net income	$38.1	$75.1	(49.3)%
Other financial data:
Adjusted EBITDA(1)	$216.9	$220.5	(1.7)%
Adjusted EBITDA Margin(1)	10.2%	10.4%

(1)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA and Adjusted EBITDA Margin, see above under the heading “Non-GAAP Financial Information”.

JELD-WEN Holding, Inc.
Selected Financial Data (Unaudited)
(In millions)

	June 29, 2019	December 31, 2018
Consolidated balance sheet data:
Cash, cash equivalents	$119.6	$117.0
Accounts receivable, net	578.5	471.8
Inventories	541.1	508.5
Total current assets	1,288.8	1,146.6
Total assets	3,414.5	3,047.5
Accounts payable	291.6	250.0
Total current liabilities	778.3	672.2
Total debt	1,570.6	1,477.9
Total shareholders’ equity	789.4	761.6

	Six Months Ended
Statement of cash flows data:	June 29, 2019	June 30, 2018
Net cash flow provided by (used in):
Operating activities	$42.6	$(8.3)
Investing activities	(113.8)	(223.5)
Financing activities	76.3	116.2

JELD-WEN Holding, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(In millions)

	Three Months Ended		Six Months Ended
	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018
Net income	$22.4	$34.7	$38.1	$75.1
Equity earnings of non-consolidated entities	—	—	—	(0.7)
Income tax expense	12.2	22.7	22.5	18.5
Depreciation and amortization	33.9	30.6	64.8	59.0
Interest expense, net	18.5	17.8	36.1	33.5
Impairment and restructuring charges	5.7	2.5	9.5	5.5
Gain on previously held shares of equity investment	—	—	—	(20.8)
(Gain) loss on sale of property and equipment	0.6	0.1	1.1	0.3
Share-based compensation expense	3.9	6.3	6.5	8.2
Non-cash foreign exchange transaction/translation loss (income)	7.5	(5.4)	3.8	(3.2)
Other items (1)	22.9	12.5	33.7	32.8
Other non-cash items (2)	0.1	12.2	0.7	12.2
Costs relating to debt restructuring and debt refinancing	—	0.1	—	0.1
Adjusted EBITDA	$127.6	$134.1	$216.9	$220.5

(1)
Other non-recurring items not core to ongoing business activity include: (i) in the three months ended June 29, 2019 (1) $8.8 in facility closure and consolidation costs related to our facility footprint rationalization program, (2) $9.1 in acquisition related costs including $7.1 related to purchase price structured by the former owners as retention payments for key employees at a recent acquisition, (3) $4.6 in legal and professional fees relating primarily to litigation, (4) $0.1 in costs related to departure of former executives, and (5) $0.3 in other miscellaneous costs; (ii) in the three months ended June 30, 2018 (1) $10.5 in legal and professional fees relating primarily to litigation, (2) $1.6 in acquisition costs (3) $0.1 in costs related to the departure of former executives, and (4) $0.3 of other miscellaneous costs; (iii) in the six months ended June 29, 2019 (1) $14.0 in facility closure and consolidation costs related to our facility footprint rationalization program, (2) $12.0 in acquisition related costs including $7.1 related to purchase price structured by the former owners as retention payments for key employees at a recent acquisition, (3) $6.3 in legal cost and professional fees relating primarily to litigation, (4) $0.5 in costs related to departure of former executives, and (5) $0.8 in other miscellaneous costs; (iv) in the six months ended June 30, 2018 (1) $25.2 in legal and professional fees relating primarily to litigation, (2) $4.2 in acquisition costs, (3) $2.7 in costs related to the departure of former executives, (4) $0.1 in secondary offering costs, and (5) $0.6 in other miscellaneous costs.

(2)
Other non-cash items include: (i) in the three months ended June 29, 2019 includes $0.1 for initial inventory adjustments related to the VPI acquisition; (ii) in the six months ended June 29, 2019 includes $0.7 for inventory adjustments; (iii) in the three and six months ended June 30, 2018 includes $12.2 for initial inventory adjustments related to the ABS acquisition.

Prior period balances in the table above have been reclassified to conform to current period presentation.

	Three Months Ended			Six Months Ended
(amounts in millions, except share and per share data)	June 29, 2019		June 30, 2018	June 29, 2019	June 30, 2018
Net income attributable to common shareholders	$22.4		$34.8	$38.1	$75.2
Legal and professional fees	2.8		7.1	3.6	16.2
Non-cash foreign exchange transactions/translation (income) loss	4.8		(3.6)	2.4	(2.1)
Impairment and restructuring charges	3.7		1.7	5.9	3.6
Facility closure and consolidation charges	5.3		—	8.2	0.1
Acquisition and integration charges	5.8	5.1	1.1	7.5	2.8
Inventory valuation adjustment	—		8.1	—	8.1
Gain on previously held shares of an equity investment (1)	—		—	—	(20.8)
Deferred tax liability write-off associated with equity investment (1)	—		—	—	(7.1)
Adjusted net income (1)	$45.0		$49.1	$65.8	$76.0

Diluted net income per share	$0.22		$0.32	$0.38	$0.69
Legal and professional fees	0.03		0.07	0.04	0.15
Non-cash foreign exchange transactions/translation (income) loss	0.05		(0.03)	0.02	(0.02)
Impairment and restructuring charges	0.04		0.02	0.06	0.03
Facility closure and consolidation charges	0.05		—	0.08	—
Acquisition and integration charges	0.06		0.01	0.07	0.03
Inventory valuation adjustment	—		0.08	—	0.07
Gain on previously held shares of an equity investment (1)	—		—	—	(0.19)
Deferred tax liability write-off associated with equity investment (1)	—		—	—	(0.07)
Adjusted net income per share (1)	$0.45		$0.47	$0.65	$0.69

Diluted shares used in adjusted EPS calculation represent the fully dilutive shares for the three and six months ended June 29, 2019 and June 30, 2018, respectively.	101,473,530		107,653,009	101,465,071	108,264,549

(1)
Adjusted net income and adjusted EPS for the six months ending June 30, 2018 have been revised to eliminate the estimated tax effect on these items because, due to their nature, a tax effect adjustment should not have been applied. As a result, six months ended June 30, 2018 adjusted net income as presented herein changed from $81.5 million as originally reported to $76 million, and adjusted EPS as presented herein changed from $0.75 as originally reported to $0.69.

Note: Except as otherwise noted, adjustments to net income and net income per share are tax-effected at an effective tax rate of 35.3% for the three months ended June 29, 2019 and 33.6% for the three months June 30, 2018.

	Six Months Ended
	June 29, 2019	June 30, 2018
Net cash provided by operating activities	$42.6	$(8.3)
Less capital expenditures	63.2	57.0
Free cash flow	$(20.6)	$(65.3)

JELD-WEN Holding, Inc.
Segment Results (Unaudited)
(In millions)

	Three Months Ended
	June 29, 2019	June 30, 2018
Net revenues from external customers			% Variance
North America	$668.4	$673.2	(0.7)%
Europe	300.4	318.7	(5.7)%
Australasia	150.2	180.6	(16.8)%
Total Consolidated	$1,119.0	$1,172.5	(4.6)%
Adjusted EBITDA(1)
North America	$87.5	$79.8	9.7%
Europe	29.0	37.1	(21.8)%
Australasia	21.3	24.1	(11.9)%
Corporate and unallocated costs	(10.2)	(6.8)	49.5%
Total Consolidated	$127.6	$134.1	(4.9)%

(1)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information”.

	Six Months Ended
	June 29, 2019	June 30, 2018
Net revenues from external customers			% Variance
North America	$1,233.5	$1,171.1	5.3%
Europe	600.4	620.4	(3.2)%
Australasia	295.4	327.1	(9.7)%
Total Consolidated	$2,129.2	$2,118.6	0.5%
Adjusted EBITDA(1)
North America	$140.3	$126.7	10.8%
Europe	56.6	69.6	(18.7)%
Australasia	37.6	40.8	(7.7)%
Corporate and unallocated costs	(17.7)	(16.6)	7.0%
Total Consolidated	$216.9	$220.5	(1.7)%

(1)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information”.